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                                   Exhibit II

                                       to

                                  Schedule 13G

                             Joint Filing Agreement

The undersigned persons agree and consent to the joint filing on their behalf of this Schedule 13G dated November 10, 2010 in connection with their beneficial ownership of Key Technology, Inc. Columbia Management Investment Advisers, LLC (formerly known as RiverSource Investments, LLC) authorizes Ameriprise Financial, Inc. to execute the Schedule 13G to which this Exhibit is attached and make any necessary amendments thereto.

Ameriprise Financial, Inc.


By: /s/ Wade M. Voigt
    ---------------------------------
    Wade M. Voigt
    Director - Fund Administration

Columbia Management Investment Advisers, LLC


By: /s/ Amy Johnson
    ---------------------------------
    Amy Johnson
    Chief Operating Officer